Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information: Vince Grisell, 816-842-8181 investorrelations@inergyservices.com

Inergy Midstream Completes the Acquisition of the

COLT Crude Oil Logistics Hub and Related Long-term Financing

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Establishes New Midstream Platform in the Prolific Bakken Shale

Kansas City, MO (December 7, 2012) – Inergy Midstream, L.P. (NYSE:NRGM) (“Inergy Midstream”) and the owner of its general partner, Inergy, L.P. (NYSE:NRGY) (“Inergy”), announced today that Inergy Midstream has completed the previously announced acquisition of Rangeland Energy, LLC (“Rangeland”), the owner and operator of the COLT crude oil rail terminal, storage, and pipeline facilities (the “COLT Hub”) for approximately $425 million, subject to certain performance milestones and customary working capital adjustments. The COLT Hub acquisition is an expansion of Inergy Midstream’s shale-focused infrastructure portfolio and a natural extension of Inergy’s refinery and producer-services businesses. Additionally, the COLT Hub has a first-mover advantage in the Bakken and could lead to incremental crude oil and NGL investments.

Inergy Midstream also announced today that it has completed the long-term debt and equity financing associated with the COLT Hub acquisition with the private placement of $225 million of Inergy Midstream common units and $500 million in senior unsecured notes due 2020. The remaining net proceeds from these offerings were used to repay borrowings under the Inergy Midstream revolving credit facility.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a master limited partnership primarily engaged in the development and operation of natural gas and NGL storage and transportation assets. Inergy Midstream’s assets are located in the Northeast region of the United States.

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include a natural gas storage business in Texas and an NGL supply logistics and marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P., Inergy is also engaged in the development and operation of natural gas and NGL storage and transportation business in the Northeast region of the United States.

This press release contains forward-looking statements, which are statements that are not historical in nature including the expectation that the COLT Hub could lead to incremental investments. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of supply; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy Midstream’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

Corporate news, unit prices, and additional information about Inergy and Inergy Midstream, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Vince Grisell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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